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EXHIBIT A.

[SHAWK LOGO]

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION, PLEASE CONTACT:
MARIE MEISENBACH GRAUL, CHIEF FINANCIAL OFFICER 847/827-9494,
OR JACK MODZELEWSKI, FLEISHMAN HILLARD 312/751-8878


                  SCHAWK, INC. ANNOUNCES AGREEMENT TO SELL ITS
                 PLASTICS GROUP TO ESCO ELECTRONICS CORPORATION

     DES PLAINES, IL. (December 19, 1996) -- Schawk, Inc. (NYSE: SGK) announced today it has entered into a definitive agreement to sell its Plastics Group to ESCO Electronics Corporation (NYSE: ESE) for approximately $92 million in cash plus working capital adjustments. The transaction is expected to close within 60 days, subject to certain contingencies including due diligence and regulatory approvals.

     David A. Schawk, Chief Executive Officer of Schawk, Inc. said, "The divestiture of our Plastics Group is consistent with the strategy we articulated at our 1996 annual stockholders meeting, which is to sharpen our focus on our core imaging products and services businesses." Mr. Schawk continued, "It will allow us to concentrate our time, capital, technology and human resources entirely on our core business, imaging and information technology. It will also enable us to reduce debt and strengthen our balance sheet, further grow our imaging and technology business through selective acquisitions, and enhance shareholder value."

     The transaction is expected to be accretive based on projected 1997 net income. Schawk said it will take a charge from the sale of its discontinued Plastics Group of $33 million, or $1.65 per share, which includes the estimated tax liabilities, in connection with the sale. In 1995, Schawk's Plastics Group had approximately $75 million in sales.

     During 1996, Schawk completed the acquisition of three privately held companies in the imaging products and services market to enhance its leadership position as a supplier of sophisticated global imaging products for multinational clients.

     Schawk, Inc., headquartered in suburban Chicago, is a leading global supplier of electronic digitized high resolution color imaging, database management and on-site facility management, as well as related prepress and digital archiving and distribution services. Schawk provides advanced technology services for the food, beverage and consumer products packaging, point of sale and advertising markets. Schawk also provides digital art production and design services. Upon closing the transaction, Schawk will have approximately 850 employees at its 11 North American facilities. In 1995, Schawk reported net sales of $172.3 million.
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EXHIBIT A. (CONTINUED)

     Schawk acquired the core of its Plastics business in September 1992 when
it purchased a majority interest in Filtertek, Inc.   In late 1994, Filtertek
was merged with Schawk and Schawk, Inc. became one NYSE-traded company. Earlier this year the company divested a unit of its Plastics Group, Plastic Molded Concepts, in a management buyout.

     ESCO Electronics Corporation is a diversified manufacturer of defense and commercial systems and products sold to customers worldwide. ESCO reported 1996 net sales of $438.5 million for the fiscal year ended September 30, 1996.

     ESCO said the Plastics Group will continue to operate at its current locations as Filtertek, Inc. under the existing management team after the transaction closes. Ronald J. Kay will remain President of the unit, which has approximately 1,025 employees at its facilities in northern Illinois, California, Puerto Rico, France and Ireland.

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